Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Jianzhi Education Technology Group Company Limited, of our report dated March 26, 2021, except for Notes 1 and 17, as to which the date is April 30, 2021, and Note 18, as to which the date is July 13, 2021, with respect to the consolidated balance sheets of Jianzhi Education Technology Group Company Limited as of December 31, 2019 and 2020, and consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

September 17, 2021